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             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                  DEPUY, INC.
                                       AT

                               $35 NET PER SHARE
                                       BY

                             LIB ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               JOHNSON & JOHNSON

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, AUGUST 21, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                   July 27, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by LIB Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of DePuy, Inc., a Delaware corporation (the "Company"), at $35 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 27, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

          3. The letter to stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 21, 1998, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 21, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the
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Company surviving the merger as a wholly owned subsidiary of Parent (the
"Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiaries of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $35 per Share, net to the seller in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     The Purchaser and Parent entered into a Stockholder Agreement dated as of July 21, 1998 (the "Stockholder Agreement") with certain stockholders of the Company (the "Stockholders"), which are direct or indirect wholly owned subsidiaries of Roche Holding Ltd, who beneficially own 83,000,000 Shares in the aggregate, or approximately 82.2% of the outstanding Shares on a fully diluted basis. Under the Stockholder Agreement, the Stockholders have agreed to sell all such Shares to the Purchaser for $35 per Share in cash, without interest.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE SHARES OWNED BY THE STOCKHOLDERS HAVING BEEN VALIDLY TENDERED TO THE PURCHASER AS REQUIRED BY THE STOCKHOLDER AGREEMENT, (II) ANY WAITING PERIOD UNDER THE HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED AND (III) ANY APPROVAL UNDER COUNCIL REGULATION (EEC) NO. 4064/89 OF 21 DECEMBER 1989, AS AMENDED, HAVING BEEN OBTAINED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares,
(b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, Georgeson & Company Inc. (the "Information Agent") and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, you will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to the Purchaser or its order pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                  Very truly yours,

                                  CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.